Exhibit 3.1(a)

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

UNION BANKSHARES CORPORATION

I. Name. The name of the Corporation is Union Bankshares Corporation.

II. Text of Amendment. Article III of the Corporation’s Articles of Incorporation shall be amended to increase the number of authorized shares of Common Stock from 24,000,000 to 36,000,000 shares, and to reduce the par value of each share of Common Stock from $2.00 to $1.33 per share. The introductory paragraph to Article III, as amended, shall read as follows:

The Corporation shall have authority to issue thirty-six million (36,000,000) shares of Common Stock, par value $1.33 per share, and five hundred thousand (500,000) shares of Serial Preferred Stock, par value $10.00 per share.

III. Implementation of Amendment. The foregoing amendment shall be implemented in the following manner: on the effective date of the amendment, the issued and outstanding shares of the Corporation’s common stock shall be changed into and become three shares of common stock for every two shares of common stock theretofore outstanding. Each shareholder of record upon the effective date of this amendment shall be entitled to an additional share certificate evidencing one additional share of common stock for every two shares of common stock registered in his, her, or its name on the books of the Corporation on such date.

IV. Adoption and Date of Adoption. The foregoing amendment was adopted on September 27, 2006 by the Corporation’s Board of Directors without shareholder approval pursuant to Section 13.1-706(3) and (4) of the Virginia Stock Corporation Act. The Corporation has one class of capital stock outstanding, and shareholder action on the amendment was not required.

V. Effective Date. The Certificate of Amendment shall become effective at 5:00 p.m., E. T., on October 2, 2006 in accordance with Section 13.1-606 of the Virginia Stock Corporation Act.

Dated: September 27, 2006	UNION BANKSHARES CORPORATION

	By:	/s/ Janis Orfe
Janis Orfe
General Counsel/Senior Vice President/ Corporate Secretary

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